DENNY'S CORPORATION REPORTS RESULTS FOR FIRST QUARTER 2013

- Adjusted Net Income Per Share* Increased 48.4% to $0.08 -
- Refinances Credit Facility and Increases Share Repurchase Authorization by 10 Million Shares -

SPARTANBURG, S.C., April 30, 2013 - Denny's Corporation (NASDAQ: DENN), franchisor and operator of one of America's largest franchised full-service restaurant chains, today reported results for its first quarter ended March 27, 2013.

First Quarter Summary

•
System-wide same-store sales decreased 0.7%, comprised of a 0.5% decrease at domestic franchised restaurants and a 1.5% decrease at company restaurants, with a 1.7% increase in system-wide same-store sales on a two-year basis.

•	Opened seven new franchised restaurants and closed six franchised restaurants bringing total restaurant count to 1,689.

•	Net Income of $7.1 million, or $0.07 per diluted share, grew 20.7% compared with the prior year quarter Net Income of $5.9 million, or $0.06 per diluted share.

•	Adjusted Net Income per Share* of $0.08 grew 48.4% compared with the prior year quarter Adjusted Net Income per Share* of $0.05.

•	Generated $12.6 million of Free Cash Flow* used to reduce outstanding term loan debt by $4.0 million and repurchase 341,100 shares for $1.9 million.

Subsequent to the First Quarter

•	Refinanced credit facility providing lower interest costs and increased flexibility for the Company to continue to return cash to shareholders.

•	Authorized additional 10 million shares for ongoing share repurchase program bringing the total number of shares remaining in the outstanding programs to 12.4 million.

John Miller, President and Chief Executive Officer, stated, “Denny's delivered another quarter of solid results, as we continued to successfully execute against our key objectives implemented to strengthen and grow our position as one of the largest franchised American full-service restaurant brands. We remain focused on revitalizing Denny's image with our 'America's Diner' positioning, increasing the growth of the Denny's brand, and growing profitability and free cash flow. As we move forward, we will continue to work closely with our franchisees to increase restaurant level performance and new restaurant growth, while also balancing our capital allocation between reinvestments in the brand and returning value to shareholders.”

First Quarter Results

For the first quarter of 2013, franchise and license revenue increased 2.7% to $33.5 million compared with $32.6 million in the prior year quarter.  The $0.9 million increase in franchise revenue was primarily driven by a $0.5 million increase in royalties and higher occupancy revenue from 45 additional equivalent franchise restaurants. Company restaurant sales of $81.0 million decreased $13.1 million due to 36 fewer equivalent company restaurants. This decrease reflects the continuing impact of selling company restaurants to franchisees as part of the Company's FGI refranchising strategy that was completed at the end of 2012.
Denny's opened seven new franchised restaurants in the first quarter of this year and closed six franchised restaurants bringing the total restaurant count to 1,689. Franchise operating margin increased $0.8 million to $22.1 million primarily due to the increases in franchise royalties and occupancy margin. Franchise operating margin (as a percentage of franchise and license revenue) was 65.9%, an increase of 0.6 percentage points. The increase was primarily due to the increase in royalties and occupancy margin and was partially offset by lower initial fee revenue from refranchising six restaurants in the prior year quarter.

Company restaurant operating margin decreased $2.3 million primarily due to the impact of selling company restaurants to franchisees. Company restaurant operating margin (as a percentage of company restaurant sales) was 14.7%, a decrease of 0.4 percentage points. The decrease was primarily driven by higher product costs and higher occupancy costs, due to favorable general liability claims development in the prior year. These increases were partially offset by lower payroll and benefits costs primarily driven by lower incentive compensation and medical costs.

Total general and administrative expenses decreased $0.5 million to $15.2 million in the quarter. Depreciation and amortization expense decreased by $0.8 million primarily as a result of the sale of restaurants in 2012. Interest expense decreased by $1.7 million as a result of a $26.3 million reduction in total gross debt over the last 12 months and lower interest rates under the Company's refinanced credit facility. In the first quarter, the provision for income taxes was $3.6 million, reflecting an effective tax rate of 33.5%. Due to the use of net operating loss and tax credit carryforwards, the Company paid only $0.3 million in cash taxes in the first quarter.

Denny's first quarter net income of $7.1 million, or $0.07 per diluted share, grew 20.7% compared to prior year quarter net income of $5.9 million, or $0.06 per diluted share. Adjusted Net Income* of $7.1 million, or $0.08 per diluted share, grew 43.2% compared to Adjusted Net Income* of $5.0 million, or $0.05 per diluted share, in the prior year quarter.

Denny's generated $12.6 million of Free Cash Flow* in the first quarter, a portion of which the Company used to reduce its outstanding term loan by $4.0 million and to repurchase 341,100 shares for $1.9 million. Since initiating its share repurchase strategy in November 2010, the Company has used $53.3 million to repurchase 12.6 million shares through April 24, 2013. The Company recently announced that the Board of Directors approved a new share repurchase program authorizing the repurchase of an additional 10 million shares of its common stock, in addition to repurchases previously authorized. As of April 24, 2013, the Company has 12.4 million shares remaining in its current authorized share repurchase initiative.

Denny's recently entered into a new five-year $250 million senior secured bank credit facility, comprised of a $60 million term loan and a $190 million revolving line of credit. At the time of closing there were $105 million of borrowings under the new revolving line of credit. The refinanced facility has a reduced interest rate starting at LIBOR plus 200 basis points for the term loan and revolver, and lower amortization, as the term loan will be amortized 5% per year in the first two years, 7.5% in the subsequent two years, and 10% in the fifth year, with the balance due at maturity.

Mark Wolfinger, Executive Vice President, Chief Administrative Officer and Chief Financial Officer, concluded, “Our new credit facility and share repurchase authorization are testaments to the tremendous progress Denny's has made over the past several years with its franchise-focused business model, which enables us to continue to reinvest in the growth of the brand and return cash to shareholders through our increased share repurchase program.”

Business Outlook

The Company continues to successfully execute against its key objectives implemented to strengthen and grow its position as one of the largest American full-service restaurant brands. These include:

•	Revitalize Denny's image with its “America's Diner” positioning.

•	Increase the growth of the Denny's brand both domestically and internationally.

•	Grow profitability and Free Cash Flow* through a primarily franchise-focused business model that balances reinvesting in the brand with debt repayment and returning cash to shareholders.

The following full year 2013 estimates are based on management's expectations at this time.

•	System-wide same-store sales growth between 0% and 1.5%.

•	New restaurant openings (all franchised) between 40 and 45 restaurants with net restaurant growth between 5 and 10 restaurants.

•	Total G&A, including share-based compensation, between $59 million and $61 million.

•	Adjusted EBITDA* between $76 million and $80 million.

•
Cash capital expenditures between $19 million and $21 million, including approximately 20 to 25 remodels at company restaurants and the acquisition of two parcels of real estate for approximately $2.4 million in the second quarter of this year.

•	Depreciation and amortization between $20.5 million and $21.5 million.

•
Net interest expense between $9.5 million and $10.5 million with net cash interest expense between $8.0 million and $9.0 million. The closing of the Company's new bank facility will result in a non-cash one-time charge to other nonoperating expense of approximately $1.2 million in the second quarter of 2013.

•	Cash taxes between $2.5 million and $3.5 million with income tax rate between 35% and 40%.

•	Free Cash Flow* between $45 million and $48 million.

* Please refer to the historical reconciliation of net income to Adjusted Net Income, Adjusted Net Income Per Share, Adjusted EBITDA, and Free Cash Flow included in the tables below.

Conference Call and Webcast Information

Denny's will provide further commentary on the results for the first quarter 2013 on its quarterly investor conference call today, Tuesday, April 30, 2013 at 5:00 p.m. ET.  Interested parties are invited to listen to a live broadcast of the conference call accessible through the investor relations section of Denny's website at investor.dennys.com. A replay of the call may be accessed at the same location later in the day and will remain available for 30 days.

About Denny's

Denny's is the franchisor and operator of one of America's largest franchised full-service restaurant chains, based on number of restaurants. Denny's currently has 1,689 franchised, licensed, and company restaurants around the world with combined sales of $2.5 billion including 1,591 restaurants in the United States and 98 restaurants in Canada, Costa Rica, Mexico, Honduras, Guam, Curaçao, Puerto Rico, Dominican Republic and New Zealand. As of March 27, 2013, 1,525 of Denny's restaurants were franchised and 164 restaurants were company operated. For further information on Denny's, including news releases, links to SEC filings and other financial information, please visit the Denny's investor relations website at investor.dennys.com.

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release.  In addition, certain matters discussed in this release may constitute forward-looking statements.  These forward-looking statements, which reflect its best judgment based on factors currently known, are intended to speak only as of the date such statements are made and involve risks, uncertainties, and other factors that may cause the actual performance of Denny's Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements.  Words such as “expects”, “anticipates”, “believes”, “intends”, “plans”, “hopes”, and variations of such words and similar expressions are intended to identify such forward-looking statements.  Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.  Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others:  the competitive pressures from within the restaurant industry; the level of success of the Company's strategic and operating initiatives, advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company's SEC reports and other filings, including but not limited to the discussion in Management's Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company's Annual Report on Form 10-K for the year ended December 26, 2012 (and in the Company's subsequent quarterly reports on Form 10-Q).

Investor Contact:	Whit Kincaid
877-784-7167

Media Contact:	Liz Brady, ICR
646-277-1226

DENNY’S CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	3/27/2013	12/26/2012
Assets
Current assets
Cash and cash equivalents	$10,263	$13,565
Receivables, net	16,762	19,947
Current deferred tax asset	20,238	19,807
Other current assets	9,109	11,291
Total current assets	56,372	64,610
Property, net	105,426	107,004
Goodwill	31,430	31,430
Intangible assets, net	48,369	48,920
Noncurrent deferred tax asset	42,305	45,776
Other noncurrent assets	27,391	27,145
Total assets	$311,293	$324,885

Liabilities
Current liabilities
Current maturities of long-term debt	$9,250	$8,500
Current maturities of capital lease obligations	4,135	4,181
Accounts payable	19,336	24,461
Other current liabilities	46,529	54,682
Total current liabilities	79,250	91,824
Long-term liabilities
Long-term debt, less current maturities	156,750	161,500
Capital lease obligations, less current maturities	16,012	15,953
Other	57,462	60,068
Total long-term liabilities	230,224	237,521
Total liabilities	309,474	329,345

Shareholders' equity
Common stock	1,044	1,038
Paid-in capital	563,483	562,657
Deficit	(488,437)	(495,518)
Accumulated other comprehensive loss, net of tax	(24,745)	(24,999)
Treasury stock	(49,526)	(47,638)
Total shareholders' equity (deficit)	1,819	(4,460)
Total liabilities and shareholders' equity	$311,293	$324,885

Debt Balances
(In thousands)	3/27/2013	12/26/2012
Credit facility term loan due 2017	$166,000	$170,000
Capital leases	20,147	20,134
Total debt	$186,147	$190,134

DENNY’S CORPORATION
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

	Quarter Ended
(In thousands, except per share amounts)	3/27/2013	3/28/2012
Revenue:
Company restaurant sales	$81,030	$94,163
Franchise and license revenue	33,460	32,575
Total operating revenue	114,490	126,738
Costs of company restaurant sales	69,120	79,955
Costs of franchise and license revenue	11,402	11,312
General and administrative expenses	15,159	15,663
Depreciation and amortization	5,224	6,060
Operating (gains), losses and other charges, net	134	(165)
Total operating costs and expenses, net	101,039	112,825
Operating income	13,451	13,913
Interest expense, net	2,800	4,456
Other nonoperating expense (income), net	1	(295)
Net income before income taxes	10,650	9,752
Provision for income taxes	3,569	3,887
Net income	$7,081	$5,865

Basic net income per share	$0.08	$0.06
Diluted net income per share	$0.07	$0.06

Basic weighted average shares outstanding	92,350	96,075
Diluted weighted average shares outstanding	94,461	97,878

Comprehensive income	$7,335	$6,133

General and Administrative Expenses	Quarter Ended
(In thousands)	3/27/2013	3/28/2012
Share-based compensation	$1,175	$790
Other general and administrative expenses	13,984	14,873
Total general and administrative expenses	$15,159	$15,663

DENNY’S CORPORATION
Income, EBITDA, Free Cash Flow, and Net Income Reconciliations
(Unaudited)

Income, EBITDA and Free Cash Flow Reconciliation	Quarter Ended
(In thousands)	3/27/2013	3/28/2012
Net income	$7,081	$5,865
Provision for income taxes	3,569	3,887
Operating (gains), losses and other charges, net	134	(165)
Other nonoperating expense (income), net	1	(295)
Share-based compensation	1,175	790
Adjusted Income Before Taxes (1)	$11,960	$10,082

Interest expense, net	2,800	4,456
Depreciation and amortization	5,224	6,060
Cash payments for restructuring charges and exit costs	(672)	(781)
Cash payments for share-based compensation	(890)	(355)
Adjusted EBITDA (1)	$18,422	$19,462

Cash interest expense, net	(2,485)	(3,750)
Cash paid for income taxes, net	(343)	(213)
Cash paid for capital expenditures	(3,006)	(1,836)
Free Cash Flow (1)	$12,588	$13,663

Net Income Reconciliation	Quarter Ended
(In thousands)	3/27/2013	3/28/2012
Net income	$7,081	$5,865
Gains on sales of assets and other, net	18	(1,955)
Impairment charges	—	523
Tax effect (2)	(6)	521
Adjusted Net Income (1)	$7,093	$4,954

Diluted weighted-average shares outstanding	94,461	97,878

Adjusted Net Income Per Share (1)	$0.08	$0.05

(1)
The Company believes that, in addition to other financial measures, Adjusted Income Before Taxes, Adjusted EBITDA, Free Cash Flow, Adjusted Net Income and Adjusted Net Income Per Share are appropriate indicators to assist in the evaluation of its operating performance on a period-to-period basis. The Company also uses Adjusted Income, Adjusted EBITDA and Free Cash Flow internally as performance measures for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including bonuses for certain employees. Adjusted EBITDA is also used to evaluate its ability to service debt because the excluded charges do not have an impact on its prospective debt servicing capability and these adjustments are contemplated in its credit facility for the computation of its debt covenant ratios. Free Cash Flow, defined as Adjusted EBITDA less cash portion of interest expense net of interest income, capital expenditures, and cash taxes, is used to evaluate operating effectiveness and decisions regarding the allocation of resources. However, Adjusted Income, Adjusted EBITDA, Free Cash Flow, Adjusted Net Income and Adjusted Net Income Per Share should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with U.S. generally accepted accounting principles.

(2)
Tax adjustments for the three months ended March 27, 2013 are calculated using the Company's year-to-date effective tax rate of 33.5%. Tax adjustments for the three months ended March 28, 2012 are calculated using the Company's full year 2012 effective tax rate of 36.4%.

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	Quarter Ended
(In thousands)	3/27/2013		3/28/2012
Company restaurant operations: (1)
Company restaurant sales	$81,030	100.0%	$94,163	100.0%
Costs of company restaurant sales:
Product costs	21,146	26.1%	23,533	25.0%
Payroll and benefits	31,546	38.9%	37,753	40.1%
Occupancy	5,228	6.5%	5,774	6.1%
Other operating costs:
Utilities	3,127	3.9%	3,714	3.9%
Repairs and maintenance	1,349	1.7%	1,688	1.8%
Marketing	3,016	3.7%	3,535	3.8%
Legal settlements	276	0.3%	98	0.1%
Other	3,432	4.2%	3,860	4.1%
Total costs of company restaurant sales	$69,120	85.3%	$79,955	84.9%
Company restaurant operating margin (2)	$11,910	14.7%	$14,208	15.1%

Franchise operations: (3)
Franchise and license revenue
Royalty and license revenue	$21,027	62.9%	$20,527	63.0%
Initial and other fee revenue	280	0.8%	436	1.3%
Occupancy revenue	12,153	36.3%	11,612	35.7%
Total franchise and license revenue	$33,460	100.0%	$32,575	100.0%

Costs of franchise and license revenue
Occupancy costs	$8,853	26.5%	$8,723	26.8%
Direct franchise costs	2,549	7.6%	2,589	7.9%
Total costs of franchise and license revenue	$11,402	34.1%	$11,312	34.7%
Franchise operating margin (2)	$22,058	65.9%	$21,263	65.3%

Total operating revenue (4)	$114,490	100.0%	$126,738	100.0%
Total costs of operating revenue (4)	80,522	70.3%	91,267	72.0%
Total operating margin (4)(2)	$33,968	29.7%	$35,471	28.0%

Other operating expenses: (4)(2)
General and administrative expenses	$15,159	13.2%	$15,663	12.4%
Depreciation and amortization	5,224	4.6%	6,060	4.8%
Operating gains, losses and other charges, net	134	0.1%	(165)	(0.1)%
Total other operating expenses	$20,517	17.9%	$21,558	17.0%

Operating income (4)	$13,451	11.7%	$13,913	11.0%

(1)	As a percentage of company restaurant sales
(2)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue. As such, operating margin is considered a non-GAAP financial measure. Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.

(3)	As a percentage of franchise and license revenue
(4)	As a percentage of total operating revenue

DENNY’S CORPORATION
Statistical Data
(Unaudited)

Same-Store Sales	Quarter Ended
(increase/(decrease) vs. prior year)	3/27/2013	3/28/2012
Company Restaurants	(1.5)%	0.8%
Domestic Franchised Restaurants	(0.5)%	2.8%
Domestic System-wide Restaurants	(0.7)%	2.5%
System-wide Restaurants	(0.7)%	2.4%

Average Unit Sales	Quarter Ended
(In thousands)	3/27/2013	3/28/2012
Company Restaurants	$494	$470
Franchised Restaurants	$349	$349

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total
Ending Units 12/26/12	164	1,524	1,688
Units Opened	0	7	7
Units Closed	0	(6)	(6)
Net Change	0	1	1
Ending Units 3/27/13	164	1,525	1,689

Equivalent Units
Year-to-Date 2013	164	1,526	1,690
Year-to-Date 2012	200	1,481	1,681
	(36)	45	9